Exhibit 99.1

News Release

For Immediate Release	April 18, 2005

CARROLLTON BANCORP REPORTS QUARTERLY DIVIDEND, & 35% INCREASE IN EARNINGS

BALTIMORE, MARYLAND - Carrollton Bancorp (NASDAQ: CRRB) announced today a quarterly dividend of $0.10 per share, payable June 1, 2005 to shareholders of record on May 12, 2005.  Robert A. Altieri, President & CEO, stated that the cash dividend rate was based on stable current earnings and future prospects for the Company. Mr. Altieri reported that net income for the quarter ended March 31, 2005 increased 35% to $413,000, or $0.14 per share, compared to $307,000, or $0.11 per share for the same period of 2004.  Core earnings (earnings before the effect of investment security transactions) for the quarter were $368,000, a 56% increase over 2004 core earnings of $236,000.

The commitment to the Company’s business strategies set forth in 2001, to focus upon and increase the commercial lending portfolio, continues to show positive results.  Commercial real estate and business loans at March 31, 2005 were $166 million compared to $136 million at the same time last year.  This represents an increase of 22%.  For the same period mentioned above, total loans increased 18%.

The Company continues to show growth in its deposit base, increasing from $212 million as of March 31, 2004 to $244 million as of March 31, 2005, a 15% increase.  In January of 2005, the Company opened its first branch in Harford County, Maryland and will continue its expansion of branches and deposits in strategically located areas within the Baltimore Metropolitan area.

The Company’s net interest margin improved to 3.86% compared to 3.82% for the same period last year.  The increased NIM primarily was a result of the Company (1) increasing its non-interest bearing deposits (22% over prior year); (2) increasing the Company’s commercial real estate and loan portfolio; and (3) the repricing in the last quarter of 2004 of approximately $31.4 million in high funding cost certificates of deposit.

Noninterest income continues to be a large contributor to the Company’s profitability during this transition period.  Noninterest income for the first three months of 2005 was $2,329,000 compared to $2,071,000 in 2004, an increase of 12%. Part of that income is derived from Carrollton Mortgage Services, Inc., which is a full service mortgage subsidiary of Carrollton Bank offering mortgage products that are being originated and sold in the secondary market.  Additionally, revenue generated from the Company’s electronic banking division increased 8% from $1,148,000 for the three month period ended March 31, 2004 to $1,241,000 for the same period in 2005.

Market conditions adversely impacted the profitability of Carrollton Financial Services, Inc. (“CFS”), our brokerage subsidiary, as commission revenues have declined. CFS recognized fee income from brokerage activities of $162,000 in 2005 compared to $184,000 for the comparable three month period of 2004, a 12% decrease.

Mr. Altieri stated that management and the Board of Directors believe that earnings will continue to improve based on monthly results and economic forecasts.  We believe the direction and approach we are taking for the future is the proven approach for a more profitable commercial bank.  We have informed our shareholders of our course of action as well as the fact that it is a multi-year transformation, and we believe that our shareholders see the value in the long-term prospects for the Company, and will bear with us in the process.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 11 branch offices in central Maryland and a network of ATMs located in Maryland, Virginia, and West Virginia.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions.  Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows.  For additional information, contact Barbara M. Broczkowski, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS

Carrollton Bancorp

	Three Months Ended March 31,
	2005	2004	%Change
	(unaudited)	(unaudited)
Results of Operations
Net interest income	2,719,761	2,513,340	8%
Provision for loan losses	—	—	0%
Noninterest income	2,328,589	2,070,514	12%
Noninterest expenses	4,367,243	4,171,692	5%
Income taxes	268,511	105,190	155%
Net income	412,596	306,972	34%

Per Share
Net income	0.14	0.11	33%
Cash dividends declared	0.10	0.09	11%
Book value	12.04	12.05	0%
Common stock closing price	15.00	18.05	-17%

At March 31
Short term investments	20,480,349	10,017,671	104%
Investment securities	40,963,507	59,437,882	-31%
Gross loans (net of unearned income)	241,551,821	204,030,990	18%
Earning assets	302,995,677	273,486,543	11%
Total assets	336,073,343	303,819,169	11%
Total deposits	244,058,818	211,872,745	15%
Shareholders’ equity	34,311,864	34,074,680	1%

Common shares outstanding	2,849,773	2,828,078

Average Balances
Short term investments	9,362,884	13,223,173	-29%
Investment securities	38,712,310	57,117,922	-32%
Gross loans (net of unearned income)	237,715,974	198,755,245	20%
Earning assets	285,791,168	269,096,340	6%
Total assets	321,277,893	302,125,555	6%
Total deposits	230,531,772	209,527,637	10%
Shareholders’ equity	34,285,729	34,416,165	0%

Earnings Ratios
Return on average total assets	0.51%	0.41%
Return on average shareholders’ equity	4.81%	3.57%
Net yield on average earning assets	3.86%	3.82%
Interest rate spread	3.33%	3.38%

Credit Ratios
Nonperforming assets as a percent of period-end loans and other real estate	1.12%	1.51%
Allowance to total loans	1.52%	1.88%
Net loan losses to average loans	0.00%	0.00%